Vision Capital
Advisors

October 1, 2008

Juma Technology Corp.
154 Toledo Street
Farmingdale, NY 11735
Attn: Mr. Anthony Fernandez, CFO

Re: Registration Rights

Dear Anthony:

Each of Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund, L.P. (collectively, "Vision") hereby agrees that the Company, pursuant to the terms of the Registration Rights Agreement, is only required to register under Registration Statement No. 333- 147156 6,570,465 shares of Juma common stock underlying the Series B Warrants owned by Vision.

Vision Opportunity Master Fund, Ltd.

By: [signature]
Name: Adam Benowitz
Title: Director

Vision Capital Advantage Fund, L.P.

By: [signature]
Name: Adam Benowitz
Title: Director

20 West 55th Street 5th Floor New York NY 10019 Tel 212.849.8225 Fax 212.867.1416